Exhibit 30(n)(1)

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Post-Effective Amendment No. 13 to Registration Statement No. 333-214403 on Form N-6 of our report dated April 21, 2026, relating to the statutory-basis financial statements of Everlake Assurance Company. We also consent to the reference to us under the heading “Experts” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 27, 2026